IMMEDIATE RELEASE

Media Contact:                                    Investor Relations Contact:
Lowell Weiner                                     Justin Victoria
(973) 660-5013                                    (973) 660-5340


                                  Wyeth Reports
                            Earnings Results for the
                               2004 First Quarter


  >> Worldwide Net Revenue for the 2004 First Quarter Increases 9% to $4 Billion
     Driven by Strong Growth of Effexor, Enbrel, Protonix, Zosyn and Rapamune

  >> Agreement Signed with Solvay Pharmaceuticals to Co-Develop and
     Co-Commercialize Four Neuroscience Product Candidates, Including Bifeprunox, a Late-Stage Compound for Schizophrenia and Bipolar Disorder

  >> Wyeth to Hold R&D Presentation with Investment Community on June 2


Madison, New Jersey, April 21, 2004 - Wyeth (NYSE: WYE) today reported results for the first quarter ending March 31, 2004. Worldwide net revenue increased 9% to $4.0 billion for the 2004 first quarter. Excluding the favorable impact of foreign exchange, worldwide net revenue increased 4% for the 2004 first quarter.

"We are very pleased with the performance of Wyeth's growth drivers this quarter," said Robert Essner, Chairman, President and Chief Executive Officer. "Our key marketed

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

products, most notably Effexor(R), Enbrel(R), Protonix(R), Zosyn(R) and Rapamune(R) made excellent progress in the 2004 first quarter. Sales of these five products collectively increased 32%. These products are not subject to generic competition for several years and have tremendous opportunity for continued growth."

"As significant as the growth we achieved with our marketed products is the progress we are making in our development pipeline, augmented by in-licensing opportunities, such as our recent agreement with Solvay Pharmaceuticals to bring bifeprunox to market for schizophrenia, a market that continues to have significant unmet medical needs. We look forward to sharing the exciting progress in R&D at Wyeth and discussing the highly innovative products we are developing at our R&D presentation with the investment community on June 2nd," Essner continued.

Reported net income and diluted earnings per share for the 2004 first quarter were $749.7 million and $0.56, respectively, compared with $1.28 billion and $0.96 in the prior year. The 2004 first quarter includes a charge of $145.5 million ($94.6 million after-tax or $0.07 per share-diluted) within Research and Development Expenses related to an upfront milestone payment to Solvay Pharmaceuticals (Solvay). The upfront milestone payment was made in connection with an agreement entered into between Wyeth and Solvay to co-develop and co-commercialize four neuroscience compounds, most notably, bifeprunox. The 2003 first quarter includes a gain of $860.6 million ($558.7 million after-tax or $0.42 per share-diluted) from the sale of 31,235,958 shares of the Company's Amgen common stock holdings.


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

The 2004 Solvay milestone payment and the 2003 Amgen gain are considered to be certain significant items for purposes of analyzing our results of operations. Net income and diluted earnings per share, before certain significant items, were $844.3 million and $0.63 for the 2004 first quarter compared with $719.2 million and $0.54 in 2003. A reconciliation of net income and diluted earnings per share as reported under generally accepted accounting principles (GAAP) to net income and diluted earnings per share before certain significant items is presented below. The 2004 increases in net income and diluted earnings per share, before certain significant items, were due primarily to higher net revenue and other income (including $140.7 million and $3.2 million of pre-tax gains from product divestitures in 2004 and 2003, respectively) offset, in part, by higher cost of goods sold, as a percentage of net revenue, higher research and development spending and higher selling, general and administrative expenses.

Gains from product divestitures are not considered certain significant items because they constitute an integral part of the Company's analysis of divisional performance. However, they are important to understanding changes in our reported net income. Excluding the certain significant items and the gains from product divestitures described above, net income and diluted earnings per share were $751.8 million and $0.56 for the 2004 first quarter as compared to $717.1 million and $0.54 in the 2003 first quarter.


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

A reconciliation of reported net income and diluted earnings per share as reported under GAAP to net income and diluted earnings per share before certain significant items is presented in the following table:

                                                 Net Income                Diluted EPS
(In millions except per share amounts)      ---------------------     ---------------------
Item Description                            3/31/2004   3/31/2003     3/31/2004   3/31/2003
---------------------------------------     ---------   ---------     ---------   ---------

As reported                                    $749.7    $1,277.9         $0.56       $0.96

Gain on sale of Amgen common stock                -        (558.7)          -         (0.42)

Co-development / co-commercialization
  charge                                         94.6         -            0.07         -
                                            ---------   ---------     ---------   ---------

As adjusted, before certain significant
   items *                                     $844.3      $719.2         $0.63       $0.54
                                            =========   =========     =========   =========

* Wyeth calculates net income before certain significant items by excluding the after-tax effect of items considered by management to be unusual from the net income reported under GAAP. Wyeth's management uses these measures to manage and evaluate the Company's performance and believes it is appropriate to disclose these non-GAAP measures to assist investors with analyzing business performance and trends. The Amgen gain and previous gains related to the Immunex/Amgen common stock transactions have been excluded due to the fact that Wyeth had not previously nor does it currently hold a position for investment purposes in an entity that, if acquired by another entity, would impact Wyeth's financial position or results of operations to the significant extent of the Immunex/Amgen common stock transactions. Additionally, the significant upfront milestone payment related to the co-development and co-commercialization of the four neuroscience compounds being developed with Solvay was immediately expensed and included in Research and Development Expenses. Excluding the payment from our results provides a better view of the Company's operations for this accounting period.

   These measures should not be considered in isolation or as a substitute for the results of operations and diluted earnings per share prepared in accordance with GAAP.


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

Segment Information
-------------------

The following table sets forth worldwide net revenue by reportable segment together with the percentage changes from the comparable period in the prior year:

                         Three Months Ended 03/31/04
                         ---------------------------
Reportable Segment       ($ in 000's)       Increase
-------------------      ------------       --------

Pharmaceuticals            $3,207,586             8%
Consumer Healthcare           588,351            11%
Animal Health                 218,852            20%
                         ------------       --------

Consolidated Total         $4,014,789             9%
                         ============       ========

     Pharmaceuticals
     ---------------
Worldwide Pharmaceuticals net revenue increased 8% for the 2004 first quarter due primarily to higher sales of core products and increased alliance revenue as discussed below. Wyeth Pharmaceuticals revenue growth was particularly strong in the European market where Wyeth is currently the fastest growing company among the major global pharmaceutical companies. Excluding the favorable impact of foreign exchange, worldwide Pharmaceuticals net revenue increased 3% for the 2004 first quarter.

Product Highlights
------------------

Effexor, Wyeth's SNRI (serotonin-norepinephrine reuptake inhibitor) antidepressant achieved worldwide sales of $776 million for the first quarter, an increase of 31%. In the U.S., Effexor XR total prescription volume grew 18% over the corresponding period in the prior year. Additionally, Effexor XR has now become the number one antidepressant brand in dollar sales outside the U.S., excluding Japan where Effexor is not yet marketed.


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

Wyeth has significantly enhanced its marketing and sales support for Effexor. Effexor is on track to exceed its longstanding goal of $3 billion in sales in 2004.

Protonix, Wyeth's proton pump inhibitor (PPI) indicated for the healing and symptomatic relief of erosive esophagitis (severe heartburn), reached $411 million in sales in the first quarter, an increase of 14%. Although net sales have been impacted by additional rebating and discounting, Protonix remains one of the fastest growing brands in the highly competitive and price sensitive PPI marketplace. Protonix continues to grow in both new and total prescription volume as well as market share. Protonix is well positioned in this evolving marketplace as a result of its leadership in managed care formulary status and its strong clinical profile.

Enbrel, a breakthrough product approved in the treatment of chronic inflammatory diseases, including rheumatoid arthritis, juvenile rheumatoid arthritis, ankylosing spondylitis and psoriatic arthritis, continued to post strong sales in the first quarter. First quarter Enbrel sales in North America are expected to be reported on April 22 by Wyeth's marketing partner Amgen. Wyeth has exclusive marketing rights to Enbrel outside of North America where sales for the first quarter reached $135 million, an increase of more than 200%. The Company continues its efforts to expand global Enbrel capacity paving the way for additional launches outside of the U.S. and further penetration into existing markets.

Important findings from the Enbrel TEMPO (Trial of Etanercept and Methotrexate with Radiographic Patient Outcomes) study were published in the February 28, 2004 issue of The Lancet. The data show that patients receiving combination therapy with Enbrel plus


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

methotrexate achieved superior outcomes compared with patients receiving therapy with Enbrel or methotrexate alone. In the TEMPO study, 80% of patients treated with Enbrel plus methotrexate experienced no radiological progression and 35% of patients experienced clinical remission demonstrating the significant response to the combination therapy.

Also contributing to Wyeth's growth in the first quarter were Zosyn and Rapamune. Sales of Zosyn, an injectable antibiotic, increased 30% to $181 million for the first quarter, building on last year's strong performance and reflecting growth both in the U.S. and internationally. Rapamune sales for the quarter were $58 million, an increase of 31%. Rapamune is currently the fastest growing immunosuppressant in the transplantation market.

Sales of Prevnar(R), a vaccine for invasive pneumococcal disease, were $173 million for the first quarter, a decrease of 24%. The decrease reflects the impact of the extended plant shutdown related to upgrades and improvements necessary to be performed to the filling line that began late last year. That filling line is operational and additional vial filling capacity is now available through a third party manufacturer, which has just received FDA approval. Supply will be constrained at least through mid-year. Wyeth continues to address the Prevnar supply issue and expects that most children who experienced delays in receiving the third and fourth dose will be able to receive the full Prevnar vaccination schedule as supply improves throughout the year. Efforts to further enhance all stages of Prevnar manufacturing are underway.

Sales of the Premarin(R) family of products were $266 million, down 34%, but consistent with the 2003 fourth quarter sales, demonstrating the stability occurring in this


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

business. Wyeth does not believe that the recently published findings from the estrogen-alone arm of the Women's Health Initiative (WHI) study will have a negative impact on the future prospects of this franchise.

     Consumer Healthcare
     -------------------
Worldwide Consumer Healthcare net revenue increased 11% for the 2004 first quarter showing continued solid performance in the U.S. and internationally. The results were attributable to a number of factors, including global growth in the division's core Advil(R), Centrum(R) and Caltrate(R) brands. Excluding the favorable impact of foreign exchange, worldwide Consumer Healthcare net revenue increased 6% for the 2004 first quarter.

     Animal Health
     -------------
Worldwide Animal Health net revenue increased 20% for the 2004 first quarter due primarily to higher sales of ProHeart(R) 6. Excluding the favorable impact of foreign exchange, worldwide Animal Health net revenue increased 13% for the 2004 first quarter.

2004 Earnings Guidance
----------------------

The Company had previously indicated 2004 full year guidance for diluted earnings before certain significant items of $2.60 - $2.70 per share. Excluding the impact of the $145.5 million upfront payment to Solvay, the Company reaffirms the $2.60 - $2.70 per share range.


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

Wyeth is one of the world's largest research-driven pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing and marketing of pharmaceuticals, vaccines, biotechnology products and non-prescription medicines that improve the quality of life for people worldwide. The Company's major divisions include Wyeth Pharmaceuticals, Wyeth Consumer Healthcare and Fort Dodge Animal Health.

The statements in this press release that are not historical facts, including the entire section under the caption "2004 Earnings Guidance", are forward-looking statements based on current expectations of future events that involve risks and uncertainties including, without limitation, risks associated with the inherent uncertainty of the timing and success of pharmaceutical research, product development, manufacturing, commercialization, economic conditions including interest and currency exchange rate fluctuations, changes in generally accepted accounting principles, the impact of competitive or generic products, trade buying patterns, wars or terrorist acts, product liability and other types of lawsuits, the impact of legislation and regulatory compliance and obtaining reimbursement, favorable drug pricing, access and other approvals, environmental liabilities, and patent, and other risks and uncertainties, including those detailed from time to time in the Company's periodic reports, including current reports on Form 8-K, quarterly reports on Form 10-Q and the annual report on Form 10-K, filed with the Securities and Exchange Commission. Actual results may vary materially from the forward-looking statements. The Company assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

The Company will hold a conference call with research analysts at 8:00 a.m. Eastern Time today. The purpose of the call is to review the financial results of the Company for the first quarter. Interested investors and others may listen to the call live or on a delayed basis through the internet webcast, which may be accessed by visiting the Company's Internet website at www.wyeth.com and clicking on the "Investor Relations" hyperlink. Also, for recent announcements and additional information including product sales information, please refer to the Company's Internet website.


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

The comparative results of operations are as follows:
(In thousands except per share amounts)
                                                        Three Months Ended
                                                   ----------------------------
                                                    3/31/2004         3/31/2003
                                                   ----------        ----------
Net Revenue                                        $4,014,789        $3,689,057

Cost of Goods Sold                                  1,097,916           928,304

Selling, General and Administrative Expenses        1,354,210         1,291,470

Research and Development Expenses                     705,302           513,514

Interest Expense, Net                                  26,932            27,000

Other (Income) Expense, Net                          (113,462)            6,735

Gain on Sale of Amgen Common Stock                        -            (860,554)
                                                   ----------        ----------


Income Before Federal and Foreign Taxes               943,891         1,782,588

Provision for Federal and Foreign Taxes               194,188           504,706
                                                   ----------        ----------

Net Income (1)(3)                                    $749,703        $1,277,882
                                                   ==========        ==========


Basic Earnings Per Share                                $0.56             $0.96
                                                   ==========        ==========

Average Number of Common Shares Outstanding
    During Each Period - Basic(2)                   1,332,926         1,327,131

Diluted Earnings Per Share(1)(3)                        $0.56             $0.96
                                                   ==========        ==========

Average Number of Common Shares Outstanding
    During Each Period - Diluted(2)                 1,337,743         1,331,413

(1) Net income and diluted earnings per share for the 2004 first quarter were $749,703 and $0.56, respectively, compared with $1,277,882 and $0.96 in the prior year. The 2004 first quarter net income and diluted earnings per share includes a charge of $145,500 ($94,575 after-tax or $0.07 per share-diluted) within Research and Development Expenses related to the upfront milestone payment to Solvay in connection with the co-development and co-commercialization of four neuroscience compounds. The 2003 first quarter net income and diluted earnings per share includes a gain of $860,554 ($558,694 after-tax or $0.42 per share-diluted) related to the sale of the remaining 31,235,958 shares of the Company's Amgen common stock holdings.


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

(2) The average number of common shares outstanding for diluted earnings per share is higher than for basic earnings per share due to the assumed conversion of outstanding stock options into common stock equivalents using the treasury stock method.

(3) Net income and diluted earnings per share have not been adjusted to reflect the impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act), which was passed into law in December 2003. In accordance with applicable accounting guidance, the Company has made an election to defer accounting for the effects of the Act. As a result, the impact of the Act is likely to result in a reduction in net postretirement benefit costs for 2004 as compared with 2003.


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